EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT OF

GROBSTEIN, HORWATH & COMPANY LLP

We hereby consent to the incorporation by reference in this Form S-8 of our report dated February 4, 2005 with respect to the consolidated balance sheets of New Dragon Asia Corp. and Subsidiaries as of December 25, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 25, 2004 included in its Annual Report (Form 10-K) (as amended) for the fiscal year ended December 25, 2004.

/s/ Grobstein, Horwath & Company LLP

Sherman Oaks, California
October 20, 2005